Exhibit 10.1

AGREEMENT FOR SEPARATION AND WAIVER

Name: (“Employee”)	SSN:

Hire Date:	Termination/Effective Date:

This Agreement between Employee and PepsiAmericas (as defined below) is effective on                                                .  The benefits to be provided to Employee are fully explained in the Summary Plan Description and include the items set forth below.

Benefits Summary:

a.               Salary Continuance:             weeks (           + 10 additional weeks for age 50+).

b.              Company payment for continued Health and Insurance benefits for            weeks (           + 10 additional weeks for age 50+).

c.               Tenure Lump Sum Payment:            weeks salary.

d.              Bonus:  Employee’s bonus due for                  , payable on or before                                         .

e.               Stock options:                                       vested shares.  Employee has              days after the Effective Date to exercise and purchase his vested shares in accordance with the terms of all applicable Stock Option Agreements and the Company’s Stock Option Plan.

f.                 Financial planning services from Ayco through                                                      .

g.              Executive Outplacement services through                                                      .

All monetary amounts identified and summarized above will be less applicable deductions for taxes, FICA and insurance.  Employee’s account balances in any retirement accounts will be distributed in accordance with the applicable plans.

EMPLOYEE REPRESENTS AND AGREES THAT PRIOR TO THE EXECUTION OF THIS AGREEMENT HE WAS ADVISED TO CONSULT WITH AN ATTORNEY TO DISCUSS ALL ASPECTS OF THIS AGREEMENT.  EMPLOYEE FURTHER REPRESENTS AND AGREES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT.  TO THE EXTENT HE HAS EXECUTED THIS AGREEMENT WITHOUT CONSULTING WITH AN ATTORNEY OR PRIOR TO THE EXPIRATION OF THE 21 DAY PERIOD, HE HAS DONE SO VOLUNTARILY.  EMPLOYEE FURTHER REPRESENTS AND AGREES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS AGREEMENT AND THAT HE HAS KNOWINGLY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

PLEASE READ THE ENTIRE DOCUMENT CAREFULLY BEFORE SIGNING BELOW.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By signing below you acknowledge and agree that you have read, understood and signed or initialed each page of this Agreement.

Employee	For HR Use Only
Date

Presented to Employee
Signed by Employee
PepsiAmericas, Inc.	HRIS Notified
Benefits Start
Deadline to Exercise Options
Benefits End
	Lump Sum Election	yes no

1.  This Agreement for Separation of Employment and Waiver, (including the attached Exhibit A, the “Agreement”), is made by and between Employee, and PepsiAmericas, Inc., each of its subsidiaries, and each of its or their respective directors, officers, shareholders, employees, agents and/or representatives (hereinafter, collectively, the “Company”).  The Agreement is made as a result of Employee’s severing employment with the Company.  In executing this Agreement, the parties intend and agree to settle fully and finally any and all differences between them that have arisen or might arise from the employment relationship and/or termination of employment.

2.  It is understood that neither the negotiations for nor any actions taken in fulfillment of the representations contained herein shall constitute an admission that the Company has acted wrongfully or unlawfully toward Employee or any other person, or that Employee has any rights or claims against the Company.  The Company specifically disclaims any liability to, or wrongful acts against, Employee.

3.  Employee understands that he is severing his employment with the Company, that he will not be employed by the Company, and that he will not apply for, or otherwise seek employment with the Company at any time in the future without first notifying the Company of this Agreement.   Any such re-employment shall subject to immediate termination at management’s sole and exclusive direction should it be determined that proper notification was not provided.

4.  Employee represents that he shall not make any derogatory statements about the Company.   Employee further represents that he will not (a) disclose trade secrets of the Company or (b) for the next twelve (12) months, and with respect to confidential information that is not a trade secret, disclose any of the Company’s confidential information within or to a person or entity doing business in the States or foreign countries where the Company operates as of the Effective Date.

5.  Employee represents and agrees that on or before the Effective Date, he will promptly deliver to the Company all Company property in his possession or control (including, but not limited to, memoranda, records, notes, plans, manuals, notebooks, disks, diskettes, tapes and any other materials containing any proprietary information of the Company, intellectual property or trade secrets) irrespective of the location or form of such material.  If requested by the Company, Employee will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.  Employee represents that he has not filed any complaints, charges, lawsuits, or any other claims against the Company arising out of the employment relationship and/or termination of employment and that, except to enforce the terms of this Agreement, he will not do so at any time hereafter.

7.  Employee agrees that he will keep the terms, amounts and facts of this Agreement completely confidential and that he will not disclose any information concerning this Agreement to anyone except his immediate family, tax advisor or accountant, and legal counsel, provided that each such person also agrees to keep this information confidential.  Employee agrees that the confidentiality and nondisclosure of this Agreement has substantial economic value to the Company and that a breach of this provision would cause the Company considerable harm.

8.  In consideration for the mutual promises and obligations set forth in this Agreement, the Company will provide Employee with the benefits specifically set forth herein.  Employee agrees that he will promptly notify the Company if and when he obtains other employment with medical coverage during the benefits continuation period, and that his insurance benefits under the Company program shall thereafter cease.  All benefits not specifically provided for shall cease as of the Effective Date.

9.  Employee understands and agrees that he has twenty-one (21) days during which he can decide whether or not to enter into this Agreement, during which time he is encouraged to consult with an attorney.  Employee further agrees that to the extent he so desires he has availed himself of that right.  Employee also understands that he has seven (7) days following signature to revoke this Agreement by notifying the Company’s Legal Department at 3501 Algonquin Road, Rolling Meadows, Illinois 60008, in writing, of his decision to revoke.  Upon expiration of the seven (7) day revocation period, this Agreement shall become effective and enforceable and payment of consideration set forth herein shall commence.

10.  As a material inducement to the Company to enter into this Agreement, Employee irrevocably releases forever, with prejudice, the Company and all persons acting by, through, under or in concert with it, from all charges, complaints, claims, liabilities, obligations, promises, agreements, rights, demands, costs, losses, debts, and expenses, including attorney fees and costs actually incurred, of any nature, known or unknown; suspected or unsuspected; including, but not limited to, rights under federal, state or local laws prohibiting handicap, age, sex, or other forms of discrimination, including by way of illustration, and not limitation, claims or rights under Title VII, or the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, and any and all other state, federal and local labor and employment statutes, common law, or other claims growing out of the employment relationship or growing out of any legal restrictions on the Company’s right to hire or terminate its employees.  The Parties intend this release and waiver to be as broad as the law permits, and Employee specifically understands that his rights, if any, to raise a claim under the Age Discrimination in Employment Act of 1967, as amended, are being waived herein in return for consideration Employee would not otherwise be entitled to receive. Employee specifically does not waive claims to enforce the Company’s performance under this Agreement which may arise after the date this Agreement is fully executed.

11.  As a further material inducement to the Company to execute this Agreement, Employee agrees to cooperate in any matters for which Employee has information.  “Cooperate” means providing the Company with any and all information Employee possesses concerning matters that arose during his employment, and includes, without limitation, providing testimony.

12.  The benefits contained in this Agreement are subject to termination, reduction, cancellation, or recoupment in the event that the Company determines Employee has taken any action or engaged in any conduct violative of the terms of this Agreement or Company policy.

13.  The provisions of this Agreement are severable, and if any part of the Agreement is found to be unenforceable, the other provisions shall remain fully valid and enforceable.  This Agreement shall survive the termination of any arrangements contained in it.  For the purposes of this paragraph, the salary continuation is the specific consideration for Employee’s release of all claims against the Company.  All additional consideration or benefits identified is for the other rights being waived by Employee herein.

14.  This Agreement sets forth the entire agreement between the Employee and the Company, and fully supersedes any and all prior discussions, agreements or understandings between them on the matter of his employment, compensation, severance, insurance coverage and/or any other benefits or perquisites available to Employee arising from his employment by the Company.

15.  The parties agree and understand that any claims relating to this Agreement must be brought only within the State or Federal Courts sitting in Chicago, Illinois.  The parties further agree that Illinois law shall apply to any dispute arising under this Agreement.

16.  Employee covenants and agrees that except to enforce the terms of this Agreement, he will never sue, institute, or cause to be instituted, any claims, demand or suits against the Company, and that he will defend, protect, indemnify and hold the Company harmless from any loss, liability, damage or expense, including reasonable attorneys’ fees, incurred in defending, or responding to or otherwise seeking relief from any claim, suit or judgment incurred by reason of any claim asserted by him.

EXHIBIT A - PAYMENT ELECTION FORM

By signing below, I acknowledge my election to receive severance payments in the manner set out below:

                I elect to receive my severance payments over time in accordance with my current payroll schedule.  I understand that I cannot change this election at any time during the severance pay period.

                I elect to receive my severance payments in a lump sum.  I acknowledge that by making this election, I shall not be entitled to receive continuing medical and dental benefits under the group plans of the Company after my last day of work, unless I obtain and personally pay for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to provide for coverage for myself and all qualified beneficiaries.

Name:	SS#

Date: ,